Exhibit (a)(1)(J)

FORM OF REMINDER OF EXPIRATION OF OPTION EXCHANGE OFFER

Reminder — Offer to Exchange Expiration Date Is Approaching

This is to remind you that the Inphi Corporation Offer to Exchange that commenced on September 20, 2012, is scheduled to expire at 5:00 p.m. U.S. Pacific Time on October 19, 2012 (the “Offer’).

We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible stock options, you must complete and sign your Election Form and submit it to Joel Rodriguez at jrodriguez@inphi.com so that we receive it before 5:00 p.m. U.S. Pacific Time on October 19, 2012.

ALL ELECTIONS MUST BE SUBMITTED BEFORE 5:00 P.M. U.S. PACIFIC TIME, ON OCTOBER 19, 2012. THERE WILL BE NO EXCEPTIONS UNLESS WE DECIDE TO EXTEND THIS DEADLINE FOR ALL ELIGIBLE EMPLOYEES. IF YOU DO NOT SUBMIT A SIGNED ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING, SUBJECT TO THEIR EXISTING TERM, EXERCISE PRICES, VESTING SCHEDULE AND OTHER TERMS AND CONDITIONS.

If you have any questions about the Offer please contact Aparna Bawa or John Edmunds.

If you would like additional copies of the Election Form or other documents related to the Offer, please contact Joel Rodriguez at jrodriguez@inphi.com.

Thank you,

Aparna Bawa